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                                                   EXHIBIT 16 to Blini Hut 8K/A

DAVID E. COFFEY,                                     3651 Lindell Road, Suite H
CERTIFIED PUBLIC ACCOUNTANT                          Las Vegas, NV 89103
                                                     (702) 871-3979


     I have reviewed the Current Report on Form 8-K/A prepared by Blini Hut, Inc. concerning the matter of Item No. 4.: "Changes In Registrant's Certifying Accountant". I audited the financial statements of Bargain Products, Inc. (the "Company"; the Company changed its name to Blini Hut, Inc. by filing a Certificate of Amendment with the Nevada Department of State on May 11, 1999) for the period April 6, 1995 (the date of inception of the Company) through December 31, 1998.

     In my opinion, the Company's December 31, 1998 financial statements presented fairly, in all material respects, the financial position of the Company as of that date. My report on the Company's financial statements for the period from April 6, 1995 to December 31, 1998 contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between the Company and myself on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would require disclosure in the Company's Current Report on Form 8-K, either at the time I compiled the Company's December 31, 1998 financial statements, or during the interim period from then until February 14, 2000.



March 27, 2000                                     By:   /s/ David Coffey
                                                         --------------------
                                                         David Coffey, C.P.A.